Exhibit 16.1

Mayer Hoffman McCann P.C.
An Independent CPA Firm
3101 North Central Avenue, Suite 300
Phoenix , Arizona 85012
602-264-6835 ph
602-265-7631 fx
www.mhm-pc.com

August 10, 2009

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Star Buffet, Inc.

Gentlemen:

We have read the statements made by Star Buffet, Inc. (the "Company") pursuant to Item 4.01 of its Current Report on Form 8-K, to be filed by the Company on August 10, 2009. We agree with the statements concerning our firm contained in paragraphs 2, 3, 4 and 6 under Item 4.01 of such Form 8-K. We are not in a position to agree or disagree with the other statements within Item 4.01 of such Form 8-K.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.